Exhibit 8


                      [FORM OF TAX OPINION]
                   [STEVENS & LEE LETTERHEAD]


                       _____________, 1998

Board of Directors
BCB Financial Services Corporation
400 Washington Street
P.O. Box 1097
Reading, PA 19603

Board of Directors
Heritage Bancorp, Inc.
120 South Centre Street
P.O. Box 1100
Pottsville, PA 17901

Re:  Consolidation of BCB Financial Services Corporation With
     Heritage Bancorp, Inc. to Form [Holding Company]

Ladies and Gentlemen:

     You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Consolidation (the "Consolidation Agreement"), dated as of November 18, 1997, between BCB Financial Services Corporation, a Pennsylvania corporation ("BCB"), and Heritage Bancorp, Inc., a Pennsylvania corporation ("Heritage"), pursuant to which BCB and Heritage will consolidate to form [Holding Company], a Pennsylvania corporation ("Holding Company"), which will be the surviving corporation. At the Effective Date of such consolidation (the "Consolidation"), each share of BCB and Heritage Common Stock issued and outstanding immediately prior to such date will, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Holding Company Common Stock as is provided in Section 1.02(e) of the Consolidation Agreement. No fractional shares of Holding Company Common Stock will be issued. In lieu thereof, shareholders of BCB and Heritage will, to the extent relevant, receive cash in an amount determined pursuant to Section 1.02(e) of the Consolidation Agreement. Both BCB and Heritage shareholders will be entitled to exercise dissenters' rights in connection with the Consolidation. All shares of BCB Common Stock held as treasury shares by BCB or held beneficially by a BCB Subsidiary, Heritage, or a Heritage Subsidiary on the Effective Date of the Consolidation will be cancelled, and no shares of Holding Company Common Stock or other property will be delivered in exchange therefor. All shares of Heritage Common Stock held as treasury shares by Heritage or held beneficially by a Heritage Subsidiary, BCB, or a BCB Subsidiary on the Effective Date of the Consolidation will also be cancelled, and no shares of Holding Company Common Stock or other property will be delivered in exchange therefor.

     This opinion is being furnished pursuant to Section 5.01(i) of the Consolidation Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Consolidation Agreement and its exhibits.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Consolidation Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of BCB and Heritage, including certain written representations of the managements of BCB and Heritage annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. The Consolidation will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     2. BCB, Heritage and the Holding Company will each be "a party to a reorganization" within the meaning of IRC Section
368(b).

     3. Neither BCB, nor Heritage, nor Holding Company will recognize any gain or loss upon the respective transfers of BCB's and Heritage's assets to Holding Company in exchange solely for Holding Company Common Stock (including any fractional share interests) and the assumption by Holding Company of the respective liabilities of BCB and Heritage.

     4. The basis of the respective BCB and Heritage assets in the hands of Holding Company will be the same as the basis of such assets in the hands of BCB and Heritage immediately prior to the Consolidation.

     5. The holding period of the respective assets of BCB and Heritage to be received by Holding Company will include the period during which the assets were held by BCB and Heritage.

     6. No gain or loss will be recognized by the shareholders of BCB or Heritage on the receipt of Holding Company Common Stock (including any fractional share interests) solely in exchange for their shares of BCB or Heritage Common Stock, as the case may be.

     7.   The basis of the Holding Company Common Stock
(including any fractional share interests) to be received by the BCB and Heritage shareholders in the Consolidation will be the same as the basis of the BCB or Heritage Common Stock, as the case may be, surrendered in exchange therefor.

     8. The holding period of the Holding Company Common Stock (including any fractional share interests) to be received by the BCB and Heritage shareholders in the Consolidation will include the period during which the BCB and Heritage shareholders held their respective BCB and Heritage Common Stock, provided the shares of such stock are held as a capital asset on the Effective Date of the Consolidation.

     9. The payment of cash in lieu of fractional share interests of Holding Company Common Stock, to the extent relevant, will be treated as if the fractional share interests were distributed as part of the Consolidation and then redeemed by Holding Company. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC
Section 302(a). Any gain or loss recognized by a BCB or Heritage shareholder will be a capital gain or loss, provided the shares of BCB or Heritage Common Stock, as the case may be, are held as a capital asset on the Effective Date of the Consolidation.

     10. As provided in IRC Section 381(c)(2) and related Treasury regulations, Holding Company will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of BCB and Heritage as of the Effective Date of the Consolidation. Any deficit in the earnings and profits of the parties will be used only to offset the earnings and profits accumulated after the Consolidation.

     11. Pursuant to IRC Section 381(a) and related Treasury regulations, Holding Company will succeed to and take into account the respective items of BCB and Heritage described in IRC
Section 381(c). Such items will be taken into account by Holding Company subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of BCB and Heritage shareholders may not be applicable to persons who received their BCB or Heritage Common Stock, as the case may be, pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

     Except as set forth above, we express no other opinion as to the tax consequences of the Consolidation and related transactions to any party under federal, state, local or foreign laws.

                                   Very truly yours,

                                   STEVENS & LEE